Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2024 FINANCIAL RESULTS
DECLARES THIRD QUARTER DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - August 1, 2024 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended June 30, 2024.
SECOND QUARTER FINANCIAL HIGHLIGHTS
•Net investment income decreased to $0.26 per common share for the quarter ended June 30, 2024 from $0.42 per common share for the quarter ended March 31, 2024.
•Net gain on investments of $0.51 per common share for the quarter ended June 30, 2024, primarily comprised of net unrealized appreciation of $0.83 per common share, partially offset by net realized losses of $0.32 per common share.
•Net asset value per common share increased to $11.51 as of June 30, 2024 from $11.08 as of March 31, 2024.
•As of June 30, 2024, based on fair value, 92% of our loan portfolio consisted of floating rate loans and approximately 100% of our loan portfolio consisted of first lien and second lien loans.
•For the quarter ended June 30, 2024, the investment portfolio’s weighted-average performing income yield increased to 13.4% from 13.0% during the prior quarter, primarily due to the acceleration of deferred fees from loan repayments.
•No new loans were placed on non-accrual status during the second quarter. The number of issuers with loans on non-accrual status decreased by one from the prior quarter.
OTHER RECENT EVENTS
•On July 30, 2024, our Board of Directors declared a distribution of $0.34 per common share for the third quarter of 2024, payable on September 30, 2024 to stockholders of record as of September 20, 2024.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	June 30, 2024	March 31, 2024
Net Investment Income
Net investment income	$0.26	$0.42

Net Realized/Unrealized Gain (Loss)
Net realized gain (loss) on investments, net of taxes	$(0.32)	$0.06
Net unrealized appreciation (depreciation) on investments, net of taxes	0.83	(1.15)
Net realized/unrealized gain (loss)	$0.51	$(1.09)

Earnings (Loss)
Earnings (loss)	$0.77	$(0.67)

Net Asset Value
Net asset value	$11.51	$11.08
Distributions paid	$0.34	$0.34

	As of
(in millions)	June 30, 2024	March 31, 2024
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$398.2	$400.4
Total assets	407.9	410.5
Net assets	154.2	148.4
“We are pleased to announce an increase in our net asset value per common share to $11.51 as of June 30, 2024 from $11.08 as of March 31, 2024”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We believe that we continue to benefit from our balance sheet positioning, with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Three Months Ended
Portfolio Yields(1)	June 30, 2024	March 31, 2024
Average performing interest-bearing investments, at cost	$322.6	$338.0
Weighted-average performing income yield - interest-bearing investments(2)	13.4%	13.0%
Weighted-average realized yield - interest-bearing investments(3)	11.8%	11.6%
(1)    The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	June 30, 2024	March 31, 2024
Investments in debt and equity investments	$5.0	$7.3
Investments in structured finance securities	—	—
Total investment purchases and originations	$5.0	$7.3
As of June 30, 2024, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $398.2 million, which was equal to approximately 103% of amortized cost;
•Debt investments of $236.9 million, of which approximately 85% and 15% were first lien and second lien loans, respectively;
•Equity investments of $85.7 million;
•Structured finance securities of $75.6 million; and
•Unfunded commitments of $8.9 million to eight portfolio companies.
During the quarter ended June 30, 2024, no new loans were placed on non-accrual status.

RESULTS OF OPERATIONS (unaudited)
(in thousands)	Three Months Ended
	June 30, 2024	March 31, 2024
Total investment income	$11,165	$14,233
Expenses:
Interest expense	4,117	4,572
Base management and incentive fees	2,337	2,922
Other expenses	1,274	1,143
Total expenses	7,728	8,637
Net investment income	3,437	5,596
Net gain (loss) on investments	6,891	(14,645)
Net increase (decrease) in net assets resulting from operations	$10,328	$(9,049)
Investment Income
For the quarter ended June 30, 2024, total investment income decreased to $11.2 million from $14.2 million in the prior quarter, primarily due to decreases in total dividend income of $2.4 million and interest income of $0.5 million.
Expenses
For the quarter ended June 30, 2024, total expenses decreased by $0.9 million to $7.7 million compared to the prior quarter, primarily due to declines in interest expense of $0.5 million and incentive fees of $0.5 million.

Net Gain (Loss) on Investments
For the quarter ended June 30, 2024, we recognized a net gain on investments of $6.9 million, primarily comprised of net unrealized appreciation of $11.3 million, partially offset by net realized losses of $4.3 million.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2024, we had $5.6 million in cash, which includes $2.7 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.
As of June 30, 2024, we had no outstanding balance and an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $80.9 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. As of June 30, 2024, we had outstanding commitments to fund portfolio company investments totaling $8.9 million under various undrawn revolvers and other credit facilities.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, August 2, 2024, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (844) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 12, 2024 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #5908152.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2024.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (unaudited)
(Dollar amounts in thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Total investments, at fair value (amortized cost of $385,446 and $403,530, respectively)	$398,156	$420,287
Cash and cash equivalents	5,580	45,349
Interest receivable	2,945	2,217
Prepaid expenses and other assets	1,194	1,965
Total assets	$407,875	$469,818

Liabilities
Revolving lines of credit	$69,100	$90,500
Unsecured Notes (net of deferred debt issuance costs of $2,178 and $2,667, respectively)	177,822	177,333
SBA debentures (net of deferred debt issuance costs of $0 and $20, respectively)	—	31,900
Interest payable	3,249	3,712
Payable to adviser and affiliates	2,931	3,556
Other liabilities	601	813
Total liabilities	$253,703	$307,814

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total accumulated losses	(30,803)	(22,971)
Total net assets	154,172	162,004

Total liabilities and net assets	$407,875	$469,818

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$11.51	$12.09

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Investment income
Interest income	$10,854	$14,101	$22,247	$27,494
Dividend income	280	334	2,991	1,119
Fee income	31	91	160	196
Total investment income	11,165	14,526	25,398	28,809
Expenses
Interest expense	4,117	5,011	8,689	9,885
Base management fee	1,478	1,883	3,001	3,777
Income Incentive Fee	859	1,280	2,258	2,518
Professional fees	414	429	828	865
Administration fee	453	440	847	922
Other expenses	407	360	742	769
Total expenses	7,728	9,403	16,365	18,736
Net investment income	3,437	5,123	9,033	10,073
Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(4,304)	(10,408)	(3,506)	(10,412)
Net unrealized appreciation (depreciation), net of taxes	11,195	3,321	(4,248)	2,200
Net gain (loss) on investments	6,891	(7,087)	(7,754)	(8,212)
Loss on extinguishment of debt	—	—	—	(19)
Net increase (decrease) in net assets resulting from operations	$10,328	$(1,964)	$1,279	$1,842
Net investment income per common share – basic and diluted	$0.26	$0.38	$0.67	$0.75
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.77	$(0.15)	$0.10	$0.13
Distributions declared per common share	$0.34	$0.33	$0.68	$0.66
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management’s belief that the Company continues to benefit from its balance sheet positioning due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4)   Registration does not imply a certain level of skill or training

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